Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK OF

SYNAPTOGENIX, INC.

PURSUANT TO SECTION 242 OF THE

DELAWARE GENERAL CORPORATION LAW

This Certificate of Amendment to the Certificate of Designations of Series C Convertible Preferred Stock (the “Amendment”) is dated as of June 9, 2025.

WHEREAS, the board of directors (the “Board”) of Synaptogenix, Inc., a Delaware corporation (the “Corporation”), pursuant to the authority granted to it by the amended and restated certificate of incorporation of the Corporation (the “Certificate of Incorporation”), has previously fixed the rights, preferences, restrictions and other matters relating to a series of the Company's preferred stock, consisting of 5,500 authorized shares of preferred stock, classified as Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and the Certificate of Designations of the Series C Convertible Preferred Stock (the “Certificate of Designations”) was initially filed with the Secretary of State of the State of Delaware on September 12, 2024;

WHEREAS, pursuant to Section 32(b) of the Certificate of Designations, the Certificate of Designations or any provision thereof may be amended by obtaining the affirmative vote at a meeting called for such purpose, or written consent without a meeting in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), of the holders of at least a majority of the outstanding Series C Preferred Stock (the “Required Holders”), voting separately as a single class, and with such stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation;

WHEREAS, the Required Holders pursuant to the Certificate of Designations have consented, in accordance with the DGCL, on June 8, 2025, to this Amendment on the terms set forth herein; and

WHEREAS, the Board has duly adopted resolutions proposing to adopt this Amendment and declaring this Amendment to be advisable and in the best interest of the Corporation and its stockholders.

NOW, THEREFORE, this Amendment has been duly adopted in accordance with Section 242 of the DGCL and has been executed by a duly authorized officer of the Corporation as of the date first set forth above to amend the terms of the Certificate of Designations as follows:

1.          Section 13 of the Certificate of Designations is hereby amended and restated to read as follows:

“[Reserved].”

2.          Section 33(n) of the Certificate of Designations is hereby amended and restated to read as follows:

“Change of Control Redemption Premium” means the greater of (i) 125% or (ii) the Black-Scholes Value of the remaining unconverted shares of Preferred Stock on the date of the consummation of such Change of Control. For purposes of this definition “Black Scholes Value” means the value of the unconverted shares of Preferred Stock based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the date in question for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Change of Control and the Maturity Date, (B) an expected volatility equal to the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Change of Control, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Change of Control and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the public announcement of the applicable contemplated Change of Control (or the consummation of the applicable Change of Control, if earlier) and ending on the Trading Day of the Holder’s request pursuant to this section, (D) a remaining option time equal to the time between the date of the public announcement of the applicable contemplated Change of Control and the Maturity Date, and (E) a zero cost of borrow.”

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by its duly authorized officer this 9th day of June, 2025.

SYNAPTOGENIX, INC.

By:
Name: Joshua Silverman
Title: Executive Chairman